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                                                                Exhibit 99.3



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The Board of Directors
IBAH, Inc.
Four Valley Square
512 Township Line Road
Blue Bell, PA

Members of the Board:

We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of IBAH, Inc. ("IBAH"), dated March 30, 1998, as Appendix E to the Proxy Statement/Prospectus of IBAH and Omnicare, Inc. ("Omnicare"), dated
May 27, 1998, relating to the proposed merger transaction involving IBAH and Omnicare and (ii) reference made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Summary-Opinion of IBAH's Financial Advisor", "The Merger-Background of the Merger", "--Reasons for the Merger" and "-Opinion of IBAH's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                       By:  /s/ Salomon Smith Barney
                                            ------------------------
                                            SALOMON SMITH BARNEY



New York, New York
May 27, 1998